Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

FOXX HOLDINGS, INC.

Foxx Holdings, Inc., a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Sections 607.1006 and 607.1007 of the Florida Business Corporation Act (the “Act”), for the purpose of filing its Amended and Restated Articles of Incorporation with the Department of State of the State of Florida, that:

1.	The name of the Corporation is Foxx Holdings, Inc.

2.	The Corporation’s Articles of Incorporation are hereby amended and restated as set forth on Exhibit A attached hereto (the “Restated Articles”).

3.	The Restated Articles were adopted and approved on January 5, 2006 by a unanimous written consent of the directors and by a written consent of the sole shareholder of the Corporation. The number of votes cast pursuant to such consent was sufficient for approval of the Restated Articles. The Restated Articles shall be effective upon filing with the Department of State of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of April 27, 2006.

FOXX HOLDINGS, INC.

By:	/s/ Heidi J. Eddins
Name:	Heidi J. Eddins
Title:	Secretary

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FOXX HOLDINGS, INC.

Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, FOXX HOLDINGS, INC. (the “Corporation”) hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I

NAME AND ADDRESS

The name of the Corporation is FLORIDA EAST COAST INDUSTRIES, INC. The Corporation’s principal office and mailing address is One Malaga Street, St. Augustine, Florida 32084.

ARTICLE II

PURPOSE

The Corporation is organized for the purpose of transacting any and all lawful business for corporations organized under the Florida Business Corporation Act (the “FBCA”).

ARTICLE III

TERM

The duration of the Corporation shall be perpetual.

ARTICLE IV

REGISTERED OFFICE

The street address of the Corporation’s registered office and the name of the registered agent at such office are:

Heidi J. Eddins, Esq.

One Malaga Street

St. Augustine, Florida 32084

ARTICLE V

CAPITAL STOCK

1. Authorized Stock. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred seventy million (170,000,000) shares, consisting of:

(a) One hundred fifty million (150,000,000) shares of Common Stock, no par value (the “Common Stock”); and

(b) Twenty million (20,000,000) shares of Preferred Stock, no par value (the “Preferred Stock”).

2. Voting of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election of directors.

3. Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

ARTICLE VI

BOARD OF DIRECTORS

1. Number. The Board of Directors shall consist of such number of members as may be fixed from time to time by the Board of Directors in accordance with the By-Laws of the Corporation.

2. Shareholder Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors at an annual or special meeting of shareholders may be made by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 2 of Article VI, provided that nominations of persons for election to the Board of Directors at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the FBCA. Nominations of persons for election at a special meeting, other than nominations made by or at the direction of the Board of Directors, shall be made pursuant to notice in writing delivered to or mailed and received by the Secretary of the Corporation at its principal executive offices not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is given to shareholders or made public, whichever occurs first. Nominations of persons for election at an annual meeting, other than nominations made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than sixty (60) days nor more than 180 days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting, provided that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth day following the date on which notice of the date of the annual meeting is given to shareholder or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth the following information: (a) as to each person whom the shareholder proposed to nominate for election or re-election as a director at the annual or special meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual or special meeting, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this Section 2, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3. Cumulative Voting. Holders of shares of the Corporation’s capital stock shall be entitled to cumulate their votes for directors.

4. Vacancies or Decreases in Size of the Board of Directors. Any vacancy in the office of a director created by the death, resignation or removal of a director may be filled by the vote of the majority of the directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the Corporation’s By-Laws. Any director elected by some or all of the directors to fill a vacancy shall hold office for the remainder of the full term of the director whose vacancy is being filled and until such director’s successor shall have been elected and qualified unless removed pursuant to Section 5 of this Article VI. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5. Removal. A director of the Corporation may be removed only for cause by the affirmative vote, at a meeting of shareholders, of the holders of at least a majority of the total voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class, provided that the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of such director. A director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

6. Preferred Stock Rights. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Section 3 of Article V applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein.

ARTICLE VII

BY-LAWS

In furtherance of and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to amend or repeal the By-Laws of the Corporation or adopt new By-Laws of the Corporation by the affirmative vote of at least two-thirds of the entire Board of Directors. In addition to the right of the Board of Directors to amend or repeal the By-Laws of the Corporation and in furtherance and not in limitation of the powers conferred by applicable law, the Corporation’s shareholders may amend or repeal the By-Laws or adopt new By-Laws by the affirmative vote of at least two-thirds of the voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

SHAREHOLDERS’ MEETINGS

1. Call of Special Shareholders Meeting. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law): (a) the meeting is called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors; (b) the meeting is called by the Chairman of the Board of Directors or (c) the meeting is called by the holders of not less than 30% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting by a writing signed, dated and delivered to the Corporation’s Secretary containing one or more demands for the meeting and particularly describing the purpose or purposes for which it is to be held. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the FBCA may be conducted at a special shareholders’ meeting.

2. Advance Notice of Shareholder-Proposed Business for Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation, not less than sixty (60) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting, provided that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this Section 2 of Article VIII, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

ARTICLE IX

WAIVER OF MONETARY DAMAGES

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or any other duty as a director, except as provided by Section 607.0831 of the FBCA. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as amended. If any of the provisions of this Article IX (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE X

INDEMNIFICATION

1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil,

criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the FBCA (including by any amendment to the FBCA, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, that, except as provided in Paragraph (2) of this Article X, with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending a Proceeding in advance of its final disposition; provided, that, if the FBCA requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article X or otherwise.

2. Right of Indemnitee to Bring Suit. If a claim under Paragraph (1) of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a Proceeding in advance of its final disposition, the Indemnitee shall be entitled to also be paid the expense of prosecuting or defending such claim. In any action brought by the Indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) or by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a Proceeding in advance of its final disposition, the burden of proving that the Indemnitee is not entitled to be indemnified under this Article X or otherwise shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of Indemnitee conduct set forth in the FBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the action.

3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, the Corporation’s By-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA.

5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE XI

AMENDMENT

The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in any manner permitted by law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any amendment, alteration, change or repeal of any provision of Article V (other than Section 1 thereof), Article VII, Article VIII, Article XI or Article XII of these Amended and Restated Articles of Incorporation shall require approval of both (a) the Board of Directors by the affirmative vote of a majority of the members then in office and (b) the Corporation’s shareholders by the affirmative vote of at least seventy-five percent (75%) of the voting power of all shares of the Corporation’s capital stock then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XII

NO WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of shareholders at a duly convened meeting of shareholders in accordance with these Amended and Restated Articles of Incorporation, and may not be taken by written consent of shareholders.

IN WITNESS WHEREOF, the Secretary of the Corporation has executed these Amended and Restated Articles of Incorporation as of April 27, 2006.

FLORIDA EAST COAST INDUSTRIES, INC.

By:	/s/ Heidi J. Eddins
Name:	Heidi J. Eddins
Title:	Secretary

CERTIFICATE OF REGISTERED AGENT OF

FLORIDA EAST COAST INDUSTRIES, INC.

Having been named to accept service of process for Florida East Coast Industries, Inc. at the place designated in the foregoing Amended and Restated Articles of Incorporation, Heidi J. Eddins agrees to act in this capacity and is familiar with and accepts the obligations provided in Section 607.0505 of the Florida Business Corporation Act.

/s/ Heidi J. Eddins
HEIDI J. EDDINS
Date: April 27, 2006

ARTICLES OF AMENDMENT

RELATING TO DESIGNATION

OF

SERIES A PARTICIPATING CUMULATIVE

PREFERRED STOCK OF FLORIDA EAST COAST INDUSTRIES, INC.

Pursuant to Section 607.0602 of the

Florida Business Corporation Act

We, ADOLFO HENRIQUES, President, and HEIDI EDDINS, Secretary, of Florida East Coast Industries, Inc. (the “CORPORATION”), a corporation organized and existing under the Florida Business Corporation Act (“FLORIDA LAW”), in accordance with the provisions thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, on January 5, 2006, the Board of Directors adopted a resolution effective on the date hereof creating a series of Preferred Stock designated as “Series A Participating Cumulative Preferred Stock” and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “SERIES A PREFERRED STOCK”), and the number of shares constituting such series shall be 500,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 2. Dividends and Distributions.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “QUARTERLY DIVIDEND PAYMENT DATE”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, no par value, of the Corporation (the “COMMON STOCK”) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after April 27, 2006 (the “RIGHTS DECLARATION DATE”) pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause 2(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses 2(a)(ii)(A) and 2(a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of stockholders of the Corporation. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(c) The Articles of Incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

(d) Except as otherwise provided herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.

Section 4. Certain Restrictions

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under Florida Law.

Section 6. Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation’s preferred stock except any series that specifically provides that such series shall rank junior to the Series A Preferred Stock.

Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed these Articles of Amendment this 27th day of April, 2006.

/s/ Adolfo Henriques
Adolfo Henriques, President

/s/ Heidi J. Eddins
Heidi J. Eddins, Secretary